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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
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/ /  Filed by the Registrant

/X/  Filed by a Party other than the Registrant

Check the appropriate box:


/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 Teledyne, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                WHX Corporation
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                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                                                            [WHX LOGO]



                                                                  March 22, 1996

Dear Fellow Teledyne Shareholder:

     WHX is soliciting your vote so that Teledyne may be sold to the highest bidder. Election of the WHX slate will send a clear message that you want Teledyne sold to maximize value.

                           DON'T LET TELEDYNE'S BOARD
                      FRUSTRATE YOUR RIGHT TO TOP DOLLAR!

     Last year, the Teledyne Board -- just 28 days before the Annual Meeting -- finally announced that it would solicit offers for the sale of Teledyne.

     While many observers believed that the Teledyne Board had committed to sell the Company, we warned that the sale process was caused only by our impending proxy fight and stated that we doubted Teledyne would continue the sale process if we ended our proxy contest.

     You know the rest! As we feared, Teledyne discontinued the sale process in October 1995.

                            IS THERE A PATTERN HERE?

     Three directors of Teledyne, George Roberts, Fayez Sarofim and Henry Singleton, are also directors and substantial shareholders of Unitrin, Inc. On August 2, 1994, American General made an offer to acquire Unitrin for $50- 3/8 per share. Unitrin's Board rejected American General's proposal stating that the offer was not in the best interests of Unitrin's shareholders. On March 20, 1996 (some 17 months later), Unitrin's share price was $48- 1/2.

     Do you think that Henry Singleton's and the Unitrin Board's rejection of American General's offer was in the best interests of Unitrin's shareholders? Would shareholders have been better off accepting American General's offer and reinvesting the proceeds during a period in which the Standard & Poor's 500 has risen by more than 50%?

                               ANOTHER REJECTION?

     Now, in February 1996, WHX made a new offer to acquire Teledyne at $32 per share. The Teledyne Board greeted our offer with antagonism and rejected this premium to market proposal . . .

     WITHOUT meeting with WHX!

     WITHOUT negotiating with WHX!

     WITHOUT asking its investment bankers to meet with WHX's investment bankers!
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                             SHOULD YOU RELY ON THE
                         INCUMBENT BOARD AND THE STOCK
                   MARKET TO RECOGNIZE THE VALUE OF TELEDYNE?

     Teledyne's Board has given no indication that it is capable of realizing the full value of Teledyne. Teledyne's Board tells you that the "market is just beginning to recognize your Company's performance and prospects." What they failed to tell you is that between Teledyne's 1995 annual meeting and the announcement of our $30 offer on February 9, 1996, the stock rose just 1- 5/8, AN INCREASE OF 6%, WHILE THE DOW JONES INDUSTRIAL AVERAGE HAS INCREASED 28%.

     DO YOU THINK THAT THIS TYPE OF PERFORMANCE IS WORTH THE $1.4 MILLION IN SALARY AND BONUS PAID TO WILLIAM RUTLEDGE FOR 1995, WHICH IS 35% MORE THAN FOR 1994?

     DO YOU THINK THAT THIS TYPE OF PERFORMANCE IS WORTH THE $1.2 MILLION IN SALARY AND BONUS PAID TO DONALD RICE FOR 1995, WHICH IS 35% MORE THAN FOR 1994?

     What have you gotten for such expensive managers, other than years of government probes, fines and lawsuits? Do you think that Teledyne's performance justifies the $28 million worth of golden parachutes and severance arrangements given to Teledyne executives and employees?

     Teledyne asks you to trust that its business plan will deliver value to you. But how much of the increase in the share price can Teledyne's management take credit for?

     WHAT DO YOU THINK WILL HAPPEN TO TELEDYNE'S SHARE PRICE AND TO ITS RECENTLY INCREASED DIVIDEND IF WHX IS STONEWALLED AGAIN AND GOES AWAY?

                      IF YOU BELIEVE THAT TELEDYNE SHOULD
                        BE SOLD TO THE HIGHEST BIDDER TO
                       MAXIMIZE VALUE, YOU MUST ACT NOW!

     In the February 21, 1996 letter to shareholders, Teledyne's two senior officers promised that the Teledyne Board will "consider seriously" any future proposal.

     Last year, we told you that we would believe it when we saw it. This year shareholders can't afford to give the incumbent Board any benefit of the doubt.

     What in the history or actions of those who control almost 20% of Teledyne makes you believe that Teledyne will ever be sold? Has Unitrin been sold?

     Only by voting for WHX's slate can you make it clear that you want the best deal available and you want it NOW.

     If a majority of Teledyne shareholders -- other than the incumbent Board, which owns almost 20% of Teledyne -- vote for WHX, then the Teledyne Board will receive a clear message that they, as fiduciaries, cannot ignore.
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     A VOTE FOR OUR NOMINEES IS A VOTE TO MAXIMIZE YOUR INVESTMENT.

     Teledyne took seven months to "solicit" offers for the company. They claimed that they could not find anyone who would pay what they thought it was worth. WHX, however, is still here, ready to deliver a premium to market for your shares NOW and to activate a process to seek out any higher bids.

     DO NOT EXPECT US TO BE HERE LATER IF YOU DO NOT VOTE FOR US NOW!

     Please mark, sign, date and mail the WHITE proxy card today in the enclosed envelope.

                                            Sincerely yours,

                                            WHX CORPORATION

                                        /s/ Ronald LaBow
                                        ----------------------------
                                            Ronald LaBow
                                            Chairman of the Board

                                   IMPORTANT

The accompanying Proxy Statement details the background of our proposal. Please read it carefully.

If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR Proposal 1.

If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                           [GEORGESON & COMPANY INC. LOGO]
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005

                           TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800